Exhibit 99.1

FOR IMMEDIATE RELEASE June 27, 2017	BancFirst 100 N. Broadway Oklahoma City, OK 73102 www.bancfirst.com

BANCFIRST NAMES TWO NEW BOARD MEMBERS

BancFirst Corporation (NASDAQ GS:BANF) today announced the addition of two new directors. Robin Smith and Joe Ford have been elected to the board of both the bank and its parent company.

Robin Smith is co-founder and CEO of WeGoLook, an on-demand field inspection and verification service. Founded in 2009, WeGoLook utilizes a network of Lookers to capture on-site data of any asset or perform custom tasks on behalf of individuals and businesses allowing them to make educated buying decisions. Currently, Smith serves on the board of Creative Oklahoma, is a member of the Women Presidents’ Organization, and SVP of Crawford and Company.

David Rainbolt, BancFirst Executive Chairman, stated, “As one of Oklahoma’s most successful technological innovators, Robin brings very unique expertise to our board. We look forward to availing ourselves to her entrepreneurial energy.”

Regarding her addition to BancFirst’s board, Smith said, “It is a true honor to become a member of the board and I’m looking forward to working alongside the leadership team at BancFirst to serve Oklahomans across our great state.”

Joe Ford serves as President of Shawnee Milling Company. He oversees Shawnee Milling Company’s operational assets including 250 full-time employees, the food and animal feed manufacturing, grain merchandising, and retail feed stores facilities in 10 metro areas across Oklahoma. Joe Ford serves as the fourth generation of the Ford family in leadership with Shawnee Milling. Ford is a board member of the United Way of Shawnee, is a youth soccer coach and serves as a Den Leader for the Boy Scouts of America, Shawnee.

Rainbolt stated, “Joe is one of our state’s outstanding young leaders and represents an esteemed company and family. Joe’s knowledge of agricultural, manufacturing, and marketing issues will be an asset to this bank.”

Regarding his addition to the board, Ford stated, “It is an honor to be joining BancFirst. I have personally seen how this institution has been a progressive leader for our state. Oklahoma is poised for future growth; I am confident that BancFirst will be a protagonist in those endeavors.”

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About BancFirst: With assets of more than $7.2 billion, BancFirst is Oklahoma’s largest state-chartered bank with locations in more than 50 communities across the state. BancFirst is a publicly held company and is listed on the NASDAQ National Market System under the symbol BANF. More information can be found at www.bancfirst.com.

Contact:

David Rainbolt, Executive Chairman, BancFirst Corporation

davidr@bancfirst.com; 405-270-1086

www.bancfirst.com